            Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Arlington Tankers Ltd.:

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Stockholm, Sweden
October 20, 2004

KPMG Bohlins AB

/s/ Cronie Wallquist

Cronie Wallquist
Partner